CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties, Inc.
Acquires Six FedEx Distribution Facilities at an Average Cap Rate of 9.0%

and One John Deere Distribution Facility at a Cap Rate of 8.8%

in Accordance with its First Quarter Guidance

NEW YORK, NY, May 31, 2012 —American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today announced that it closed on the acquisition of the fee-simple interest in six built-to-suit FedEx Freight distribution facilities for a purchase price of approximately $12.2 million, excluding closing costs, at an average capitalization rate of 9.0% and one fee-simple interest in a John Deere distribution facility located in Davenport, Iowa, for a purchase price of approximately $26.1 million, excluding closing costs, at a capitalization rate of 8.8%. These acquisitions were previously announced in, and are in accordance with, ARCP’s first quarter guidance release dated May 8, 2012, increasing the total size of ARCP’s portfolio to approximately $183.8 million, comprised of 97 properties.

FedEx Freight - The tenant of each of the FedEx Freight properties is FedEx Freight, Inc., which is a wholly-owned subsidiary of FedEx Corp. (NYSE: FDX). All the leases are guaranteed by FedEx Corp., which has an investment grade credit rating as determined by major credit rating agencies. The properties total 92,935 rentable square feet. The leases have terms between seven to 15 years. ARCP, through its operating partnership, issued 576,376 operating partnership units to the seller as partial consideration for seller’s contribution and sale of the FedEx Freight distribution facilities.

John Deere - The John Deere distribution facility contains 552,960 rentable square feet and is 100% leased to Quad City Consolidation and Distribution, a wholly owned subsidiary of Deere & Company (NYSE: DE). The lease is guaranteed by Deere & Company, which has an investment grade credit rating as determined by major credit rating agencies. The lease has a 15-year term.

Important Notice:

ARCP is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to elect and believes it will qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on ARCP’s website at www.americanrealtycapitalproperties.com.

ARCP filed a registration statement on Form S-11 (including a prospectus) with the SEC on May 25, 2012. The registration statement has not yet become effective. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCP has filed with the SEC for more complete information about ARCP and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, filed on May 25, 2012, is available on the SEC Web site at

http://sec.gov/Archives/edgar/data/1507385/000114420412031826/v314528_s11.htm.

Alternatively, ARCP or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.